Exhibit 99.1
Contact: Doug Dean
Investor Relations
(732) 544-3212
ddean@opnext.com
OPNEXT REPORTS FIRST QUARTER UNAUDITED OPERATING RESULTS
Fremont, CA. (August 6, 2009) Opnext, Inc. (NASDAQ: OPXT), a global leader in the design and manufacturing of optical modules and components, today announced unaudited financial results for the first fiscal quarter ended June 30, 2009.
Financial Highlights for the First Quarter Ended June 30, 2009:
•
Revenue increased $1.7 million, or 2.0%, to $85.3 million compared to $83.6 million in the quarter ended March 31, 2009. Revenue from sales of 10Gbps and below products increased $6.8 million, or 16.5%, to $48.0 million, while revenue from sales of 40Gbps products decreased $4.7 million, or 11.8%, to $35.0 million, and revenue from sales of industrial and commercial products decreased $0.4 million, or 14.8%, to $2.3 million. The increase in revenue from sales of 10Gbps and below products occurred in all major product categories except 300pin fixed wavelength modules. A decline in revenue from sales of 40Gbps subsystems was partially offset by increased revenue from sales of 40Gbps modules.

•
Revenue increased $1.1 million, or 1.3%, from $84.2 million in the quarter ended June 30, 2008. Revenue in the quarter ended June 30, 2009, included $32.3 million from the former StrataLight Communications, Inc. (“StrataLight”) which was acquired on January 9, 2009. Revenue from sales of 40Gbps products increased $25.2 million as revenue from sales of 40Gbps subsystems was partially offset by decreased revenue from sales of 40Gbps modules. Revenue from sales of 10Gbps and below products decreased $21.2 million, or 30.6%, while revenue from sales of industrial and commercial products decreased $2.9 million, or 55.8%. The decrease in revenue from sales of 10Gbps and below products occurred in all major product categories except XFP modules.

•
Revenue from sales to Ciena Corporation, Cisco Systems, Inc. and Nokia Siemens Networks (“NSN”) represented 57.6% of total sales, compared to 58.7% for the quarter ended March 31, 2009, as increased sales to Ciena and Cisco were partially offset by decreased sales to NSN.

•
Gross margin was 19.6% compared to 8.7% for the quarter ended March 31, 2009. Gross margin for the June and March quarters included 340 basis point and 460 basis point negative effects, respectively, from non-cash charges and costs associated with the acquisition of StrataLight. Excluding these effects as well as the impact from stock-based compensation expense, non-GAAP gross margin was 23.2% compared to 13.5% for the quarter ended March 31, 2009. The increase in non-GAAP gross margin resulted from lower material and outsourcing costs, lower manufacturing spending and favorable product mix in the quarter ended June 30, 2009, which more than offset the negative effect from lower average selling prices. In addition, the increase in non-GAAP gross margin includes a 340 basis point net benefit from lower inventory charges, a 240 basis point benefit from improved optical chip and TOSA production yields and a 150 basis point benefit from favorable foreign currency exchange fluctuations and hedging programs.

•
Operating loss was $23.0 million for the quarter ended June 30, 2009, compared to an operating loss of $118.9 million and operating profit of $2.2 million for the quarters ended March 31, 2009, and June 30, 2008, respectively. The sequential reduction in operating loss from the quarter ended March 31, 2009, primarily resulted from lower non-cash charges and costs related to the acquisition of StrataLight. Excluding these items as well as stock-based compensation and class action litigation expenses, non-GAAP operating loss was $8.5 million for the quarter ended June 30, 2009, compared to a non-GAAP operating loss of $18.5 million for the quarter ended March 31, 2009, and a non-GAAP operating profit of $3.4 million for the quarter ended June 30, 2008. The sequential reduction in non-GAAP operating loss from the quarter ended March 31, 2009, primarily resulted from the improvement in gross margin and lower operating expenses. Operating expenses declined sequentially by $1.5 million as a $2.8 million benefit realized from cost reduction actions and a $0.5 million benefit from favorable foreign currency exchange fluctuations exceeded the nonrecurring benefit realized in the quarter ended March 31, 2009, from the reversal of previously recorded bonus and bad debt accruals.

•
Net loss was $23.7 million for the quarter ended June 30, 2009, or $(0.27) per fully diluted share, compared to a net loss of $118.8 million, or $(1.39) per fully diluted share, for the quarter ended March 31, 2009, and net income of $2.6 million, or $0.04 per fully diluted share, for the quarter ended June 30, 2008. Net loss per fully diluted share for the quarter ended June 30, 2009, includes a $0.02 positive effect from foreign currency exchange fluctuations and hedging programs compared to the quarter ended March 31, 2009.

•
Non-GAAP net loss for the quarter ended June 30, 2009, which excludes non-cash charges and costs related to the acquisition of StrataLight as well as stock-based compensation and class action litigation expenses, was $9.2 million, or $(0.10) per fully diluted share, compared to a non-GAAP net loss of $18.5 million, or $(0.22) per fully diluted share, for the quarter ended March 31, 2009, and non-GAAP net income of $3.9 million, or $0.06 per fully diluted share, for the quarter ended June 30, 2008.

•
Cash and cash equivalents decreased by approximately $3.6 million to $165.3 million at June 30, 2009, compared to $168.9 million at March 31, 2009, as $1.7 million of capital expenditures and $2.8 million of capital lease payments exceeded $0.9 million of cash from operations. Other than cash and cash equivalents, working capital decreased by approximately $8.0 million, as a result of a $5.0 million reduction in accounts receivable and a $6.8 million increase in accounts payable partially offset by a $2.9 million increase in inventories and a $0.8 million increase in prepaid expenses and other current assets.

Market Observations and Guidance:
Commenting on recent market conditions, Opnext, Inc. President and Chief Executive Officer, Gilles Bouchard, said, “Our sequential increase in revenue for the June quarter and indications from our customers suggest that demand has stabilized. We experienced a rebound in our 10G sales in both datacom and telecom applications. As expected, 40G sales returned to more normalized levels following the spike in demand in the March quarter.”
“I am encouraged by our solid operational achievements in the June quarter. The fixed cost actions taken and the variable cost initiatives we have underway contributed to positive cash flow from operations. We remain committed to preserving cash while investing in key 10G, 40G and 100G technologies, which we believe will position us well as demand returns and the market emerges from this current downturn.”
“For the remainder of the year, sales of our 40G subsystems products will vary depending on the timing of carrier deployments. While we expect modest growth in our 10G and 40G module business, visibility remains limited and we, therefore, remain cautious. With that in mind, we expect revenues to be between $80 million and $90 million for our second fiscal quarter ending September 30, 2009,” concluded Mr. Bouchard.
Forward-looking Statements:

Statements made in this press release include forward-looking statements, including, but not limited to, those related to future revenues, growth of revenues, market position, acceptance of certain Opnext products, management’s expectations with respect to the Company’s initiatives, return to profitability and positive cash flow, position for future growth, the general market outlook and the outlook for the industry. These statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements. Among other things:
•
projected sales for the quarter ending September 30, 2009, as well as the general outlook for the future, are based on preliminary estimates, assumptions and projections that management believes to be reasonable at this time, but are beyond management’s control; and

•
the market in which Opnext operates is volatile, implementation of operating strategies may not achieve the desired impact relative to changing market conditions and the success of these strategies will depend on the effective implementation of our strategies while minimizing organizational disruption.

Other factors that could cause the Company’s future, including future financial position and results from operations, to differ from current expectations include: the impact of rapidly changing technologies; the impact of competition on product development and pricing; the ability of Opnext to source critical parts and to react to changes in general industry and market conditions, including regulatory developments; expenses associated with litigation; rights to intellectual property; market trends and the adoption of industry standards; the ability of Opnext to integrate, and realize the value from, the acquisition of StrataLight; and consolidations within or affecting the optical modules and components industry. These factors are not intended to be an all-encompassing list of risks and uncertainties that may affect the Company’s business. Additional information regarding these and other factors can be found in Opnext’s reports filed with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K filed on June 15, 2009, as amended. In providing forward-looking statements, the Company expressly disclaims any obligation to update these statements, publicly or otherwise, whether as a result of new information, future events or otherwise, except to comply with applicable federal and state securities laws.
Conference Call:
Opnext management will conduct a conference call at 1:30 p.m. PT, today, Thursday, August 6, 2009, to discuss these results in detail. You may participate in this conference call by dialing 866-365-3198 (United States) or 706-758-6170 (International) prior to the start of the call and providing the Opnext, Inc. name and Conference ID# 22205795. A replay of the conference call can be accessed starting approximately two hours after the call through Thursday, August 13, 2009, by dialing 800-642-1687 (United States) or 706-645-9291 (International) and using the Conference ID# 22205795. A live webcast of the call will be accessible on the Investor Relations section of the Company website at http://www.opnext.com. A replay of the webcast will be available following the conclusion of the call on the webcast archive page of the Investor Relations section.
(OPXT-G)
About Opnext:
Opnext (NASDAQ:OPXT) is the optical technology partner of choice supplying systems providers and OEMs worldwide with the industry’s largest portfolio of 10G and higher next generation optical products and solutions. The Company’s industry expertise, future-focused thinking and commitment to research and development combine in bringing to market the most advanced technology to the communications, defense, security and biomedical industries. Formed out of Hitachi, Opnext has built on more than 30 years experience in advanced technology to establish its broad portfolio of solutions and solid reputation for excellence in service and delivering value to its customers. For additional information, visit www.opnext.com.

Opnext, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	June 30, 2009	March 31, 2009
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$165,258	$168,909
Trade receivables, net	60,047	63,961
Inventories	106,400	101,610
Prepaid expenses and other current assets	4,381	3,708

Total current assets	336,086	338,188
Property, plant, and equipment, net	69,463	71,966
Purchased intangibles	31,580	39,239
Other assets	362	371

Total assets	$437,491	$449,764

Liabilities and shareholders’ equity
Current liabilities:
Trade payables	$45,871	$38,356
Accrued expenses	33,272	33,190
Short-term debt	20,789	20,243
Capital lease obligations	11,283	11,388

Total current liabilities	111,215	103,177
Capital lease obligations	19,589	21,402
Other long-term liabilities	4,999	4,648

Total liabilities	135,803	129,227

Total shareholders’ equity	301,688	320,537

Total liabilities and shareholders’ equity	$437,491	$449,764

Opnext, Inc.
Unaudited Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended June 30,
	2009	2008
Sales	$85,309	$84,237
Cost of sales	67,118	57,106
Amortization of acquired developed technology	1,445	—

Gross margin	16,746	27,131
Research and development expenses	19,064	10,274
Selling, general and administrative expenses	14,449	14,655
Amortization of purchased intangibles	6,214	—

Operating (loss) income	(22,981)	2,202
Interest (expense) income, net	(93)	942
Other expense, net	(628)	(535)

(Loss) income before income taxes	(23,702)	2,609
Income tax (expense) benefit	(15)	—

Net (loss) income	$(23,717)	$2,609

Net (loss) income per share:
Basic	$(0.27)	$0.04
Diluted	$(0.27)	$0.04

Weighted average number of shares used in computing net (loss) income per share:
Basic	88,656	64,623
Diluted	88,656	64,666

Opnext, Inc.
Unaudited Condensed Consolidated Statements of Cash Flows
(in thousands)

	Three Months Ended June 30,
	2009	2008
Cash flows from operating activities
Net (loss) income	$(23,717)	$2,609
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	5,724	3,064
Amortization of purchased intangibles	7,659	—
Compensation expense associated with the Employee Liquidity Bonus Plan	1,518	—
Compensation expense associated with stock option issuances	1,647	1,102
Changes in net current assets excluding cash and cash equivalents	8,027	(6,686)

Net cash provided by operating activities	858	89
Cash flows from investing activities
Capital expenditures	(1,722)	(466)

Net cash used in investing activities	(1,722)	(466)
Cash flows from financing activities
Payments on short-term debt	—	(3,780)
Payments on capital lease obligations	(2,789)	(1,761)
Exercise of stock options	—	6

Net cash used in financing activities	(2,789)	(5,535)
Effect of foreign exchange rates on cash and cash equivalents	2	(1,197)

Decrease in cash and cash equivalents	(3,651)	(7,109)
Cash and cash equivalents at beginning of period	168,909	221,686

Cash and cash equivalents at end of period	$165,258	$214,577

Non-cash financing activities
Capital lease obligations incurred	$(109)	$(1,973)

Opnext Non-GAAP Financial Measures
Management excludes certain charges and expenses from its gross margin and operating (loss) income GAAP financial measures for the purpose of assessing the Company’s operating performance. Accordingly, the Company provides these non-GAAP measures to its investors as supplemental information, in addition to the GAAP presentation, in an effort to provide greater transparency and insight into management’s method of analysis. The Company also provides non-GAAP net (loss) income and net (loss) income per share financial measures to demonstrate the impact of its non-GAAP operating performance measures on these financial measures.
The basis for excluding the following non-GAAP adjustments related to the acquisition of StrataLight is as follows:
Goodwill impairment: On January 9, 2009, the Company completed its acquisition of StrataLight. Based upon a goodwill analysis conducted subsequent to the closing of the acquisition, the Company recorded a $62.0 million impairment charge which represented the full amount of goodwill recorded from the acquisition. This non-cash charge is non-recurring and, therefore, the Company believes it is not indicative of its core operating performance.
Acquired in-process research and development: In connection with the acquisition of StrataLight, the Company acquired in-process research and development. These amounts were expensed on the acquisition date, as the acquired technologies had not yet reached technological feasibility and had no future alternative uses. Acquired in-process research and development charges are non-cash and non-recurring and, therefore, the Company believes they are not indicative of its core operating performance.
Employee Liquidity Bonus Plan: As part of the acquisition of StrataLight, the Company assumed the costs of an employee bonus plan providing certain employees, directors and other designees of StrataLight with a portion of the merger consideration in the form of cash payments and the Company’s stock. The plan vests and awards are distributed twenty-five percent (25%) on January 31, 2009, fifty percent (50%) on October 31, 2009, and twenty-five percent (25%) on January 31, 2010. The associated expense will be recognized over the distribution period. The Company believes these acquisition-related expenses are not indicative of its core operating performance.
Amortization of intangible assets and fair-value adjustment of acquired inventory: In connection with the acquisition of StrataLight, the Company acquired certain intangible assets related to developed product technology, order backlog, customer relationships and inventory, all of which were recorded at fair-value. The useful lives of the intangible assets range up to five years and are being amortized on a straight-line basis over their respective useful lives. The increase from historical cost to fair-value of acquired inventory is being realized as the goods are sold. The Company believes these acquisition-related expenses are not indicative of its core operating performance.
Business integration costs: During the quarter ended December 31, 2008, the Company began to incur costs associated with the integration of StrataLight. The Company believes these acquisition-related expenses are not indicative of its core operating performance.
Restructuring activities: Effective April 1, 2009, the Company relocated its corporate headquarters from Eatontown, NJ, to Fremont, CA, and during the quarter ended March 31, 2009, began to incur workforce-related charges, such as severance payments, retention bonuses and employee relocation costs related to a formal restructuring plan and building costs for facilities not required for ongoing operations. The Company believes these acquisition-related expenses are not indicative of its core operating performance.
The basis for excluding the following non-GAAP adjustments is as follows:
Stock-based compensation expense: The Company records compensation expense related to its stock-based awards in accordance with SFAS 123R. Depending upon the size, timing and the terms of the awards, the related non-cash compensation expense may vary significantly. The Company believes these non-cash expenses are not indicative of its core operating performance.
Litigation expenses: During the quarter ended June 30, 2008, the Company began to incur costs associated with a class action claim. The Company believes the claim is non-recurring and the related expenses are not indicative of its core operating performance.

Opnext, Inc.
Unaudited Supplemental Earnings Reconciliation
(in thousands, except per share data)

	Three Months Ended
	June 30,	June 30,	March 31,
	2009	2008	2009
Reconciliation of GAAP Gross Margin to Non-GAAP Gross Margin:
Gross margin — GAAP	$16,746	$27,131	$7,288
Gross margin % — GAAP	19.6%	32.2%	8.7%
Adjustments:
Acquired inventory mark-up	977	—	1,764
Amortization of acquired developed technology	1,445	—	1,321
Employee Liquidity Bonus Plan compensation expense	452	—	761
Stock-based compensation expense	151	48	158

Gross margin — Non-GAAP	$19,771	$27,179	$11,292
Gross margin % — Non-GAAP	23.2%	32.3%	13.5%

	Three Months Ended
	June 30,	June 30,	March 31,
	2009	2008	2009
Reconciliation of GAAP Operating (Loss) Income to Non-GAAP Operating (Loss) Income:
Operating (loss) income — GAAP	$(22,981)	$2,202	$(118,906)
Operating (loss) income % — GAAP	(26.9)%	2.6%	(142.2)%
Adjustments:
Goodwill impairment	—	—	61,983
Acquired in-process research and development	—	—	15,700
Employee Liquidity Bonus Plan compensation expense	2,781	—	10,950
Amortization of purchased intangibles	7,659	—	6,860
Acquired inventory mark-up	977	—	1,764
Stock-based compensation expense	1,647	1,102	1,482
Restructuring activities	1,041	—	1,056
Integration costs	365	—	518
Litigation expenses	—	144	55

Operating (loss) income — Non-GAAP	$(8,511)	$3,448	$(18,538)
Operating (loss) income % — Non-GAAP	(10.0)%	4.1%	(22.2)%

	Three Months Ended
	June 30,	June 30,	March 31,
	2009	2008	2009
Reconciliation of GAAP Net (Loss) Income to Non-GAAP Net (Loss) Income:
Net (loss) income — GAAP	$(23,717)	$2,609	$(118,831)
Net (loss) income % — GAAP	(27.8)%	3.1%	(142.1)%
Adjustments:
Goodwill impairment	—	—	61,983
Acquired in-process research and development	—	—	15,700
Employee Liquidity Bonus Plan expense	2,781	—	10,950
Amortization of purchased intangibles	7,659	—	6,860
Acquired inventory mark-up	977	—	1,764
Stock-based compensation expense	1,647	1,102	1,482
Restructuring activities	1,041	—	1,056
Integration costs	365	—	518
Litigation expenses	—	144	55

Net (loss) income — Non-GAAP	$(9,247)	$3,855	$(18,463)
Net (loss) income % — Non-GAAP	(10.8)%	4.6%	(22.1)%

Net (loss) income per share — GAAP:
Basic	$(0.27)	$0.04	$(1.39)
Diluted	$(0.27)	$0.04	$(1.39)
Net (loss) income per share — Non-GAAP:
Basic	$(0.10)	$0.06	$(0.22)
Diluted	$(0.10)	$0.06	$(0.22)
Shares
Basic	88,656	64,640	85,527
Diluted	88,656	64,668	85,527